Exhibit 99.2

INDEX TO THE ARYSTA LIFESCIENCE LIMITED

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

The Board of Directors and Shareholder of

Arysta LifeScience Limited

We have audited the accompanying consolidated financial statements of Arysta LifeScience Limited, which comprise the consolidated balance sheets as of December 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arysta LifeScience Limited at December 31, 2013 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

March 13, 2015

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT

		Years ended December 31,
Continuing operations	Notes	2013	2014
		(U.S. dollars in thousands)
Sales	3	$1,508,925	$1,540,563
Cost of goods sold	8	(979,335)	(961,830)

Gross profit		529,590	578,733

Selling, general and administrative expense	8	(347,759)	(387,923)
Other operating income	7	5,732	1,445
Other operating expense	7	(49,979)	(35,670)

Operating income		137,584	156,585

Interest income		24,293	16,657
Other financial income		9,071	12,977

Financial income	9	33,364	29,634

Interest expense		(134,595)	(116,396)
Other financial expense		(70,091)	(41,051)

Financial expense	9	(204,686)	(157,447)

Income (loss) before tax from continuing operations		(33,738)	28,772

Income tax benefit (expense)	5	(47,593)	(49,881)

Income (loss) after tax from continuing operations		$(81,331)	$(21,109)

Discontinued operations
Income (loss) after tax from discontinued operations	4	(12,104)	(891)

Net income (loss)		$(93,435)	$(22,000)

Attributable to:
Arysta LifeScience Limited’s (“ALS”) shareholder		(102,629)	(30,540)
Non-controlling interests	21	9,194	8,540

Net income (loss)		$(93,435)	$(22,000)

Earnings per share
Continuing operations	6	(90,525)	(29,649)
Discontinued operations	6	(12,104)	(891)

Basic and diluted earnings (loss) per share		$(102,629)	$(30,540)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted		1	1

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Years ended December 31,
	Notes	2013	2014
		(U.S. dollars in thousands)
Net income (loss)		$(93,435)	$(22,000)
Components of other comprehensive income (OCI) from continuing operations
Items that will not be reclassified subsequently to net income or loss:
Re-measurement gains (losses) on defined benefit pension plans		1,343	(407)
Items that may be reclassified subsequently to net income or loss:
Unrealized gains (losses) on available-for-sale financial assets	23	1,322	762
Gains (losses) on derivatives designated as cash flow hedges	23	(2,496)	1,387
Foreign currency translation effects		(49,010)	(228,122)

Total components of OCI		(48,841)	(226,380)

Total comprehensive income.		$(142,276)	$(248,380)

Attributable to:
ALS shareholder		(148,804)	(248,309)
Non-controlling interests		6,528	(71)

		$(142,276)	$(248,380)

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

		As of December 31,
	Notes	2013	2014
		(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents	10	$258,565	$237,314
Trade and other receivables	11	746,835	733,689
Inventories	13	236,968	221,870
Current financial assets	16, 23	4,350	9,224
Other current assets	12	60,084	48,067

Total current assets		1,306,802	1,250,164

Non-current assets
Property, plant and equipment	14	72,075	78,653
Goodwill and intangible assets	15	1,237,953	1,192,268
Deferred tax assets	5	55,151	63,609
Non-current financial assets	16, 23	24,801	28,453
Other non-current assets		9,794	4,972

Total non-current assets		1,399,774	1,367,955

Total assets		$2,706,576	$2,618,119

Liabilities and equity
Current liabilities
Trade and other payables	17	396,536	345,928
Short-term debt	19, 23	17,794	22,647
Other current financial liabilities	19, 23	115,850	116,944
Other current liabilities	18	161,706	180,623

Total current liabilities		691,886	666,142

Non-current liabilities
Long-term debt	19, 23	1,589,649	1,752,715
Other non-current financial liabilities	19, 23	370	2,356
Deferred tax liabilities	5	110,325	142,916
Other non-current liabilities	18	57,682	48,906

Total non-current liabilities		1,758,026	1,946,893

Total liabilities		$2,449,912	$2,613,035

Equity
Issued capital	20	—	—
Other equity	20	1,065,779	1,065,474
Retained earnings		(804,647)	(835,187)
Other components of equity		(32,542)	(250,311)

Equity of ALS shareholder		228,590	(20,024)

Non-controlling interests	21	28,074	25,108

Total equity		256,664	5,084

Total liabilities and equity		$2,706,576	$2,618,119

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to ALS shareholder
	Issued capital (note 20)	Other equity (note 20)	Retained Earnings (note 20)	Currency translation reserve	Available-for- sale reserve (note 23)	Defined benefit plans	Gain (loss) on hedged items (note 23)	Equity of ALS shareholder	Non-controlling interests	Total equity
	(U.S. dollars in thousands)
January 1, 2013	$—	$1,065,779	$(702,018)	$13,782	$1,144	$(1,293)	$—	$377,394	$22,353	$399,747
Net income (loss)	—	—	(102,629)	—	—	—	—	(102,629)	9,194	(93,435)
OCI	—	—	—	(46,174)	1,322	1,173	(2,496)	(46,175)	(2,666)	(48,841)

Total comprehensive income	—	—	(102,629)	(46,174)	1,322	1,173	(2,496)	(148,804)	6,528	(142,276)

Dividends paid	—	—	—	—	—	—	—	—	(807)	(807)

December 31, 2013	$—	$1,065,779	$(804,647)	$(32,392)	$2,466	$(120)	$(2,496)	$228,590	$28,074	$256,664

Net income (loss)	—	—	(30,540)	—	—	—	—	(30,540)	8,540	(22,000)
OCI	—	—	—	(219,511)	762	(407)	1,387	(217,769)	(8,611)	(226,380)

Total comprehensive income	—	—	(30,540)	(219,511)	762	(407)	1,387	(248,309)	(71)	(248,380)

Dividends paid	—	(305)	—	—	—	—	—	(305)	(2,895)	(3,200)

December 31, 2014	$—	$1,065,474	$(835,187)	$(251,903)	$3,228	$(527)	$(1,109)	$(20,024)	$25,108	$5,084

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

		Years ended December 31,
	Notes	2013	2014
		(U.S. dollars in thousands)
Operating activities
Income (loss) before tax from continuing operations		$(33,738)	$28,772
Income (loss) before tax from discontinued operations	4	(11,788)	(1,067)

Income (loss) before tax		(45,526)	27,705

Non-cash adjustments to reconcile to net cash flows
Depreciation and amortization	4, 8, 14, 15	66,687	68,096
Impairment losses	4, 7, 14, 15	49,082	35,440
Financial income	4, 9	(33,369)	(58,451)
Financial expense	4, 9	206,158	116,451
Other items		2,185	(6,297)
Working capital adjustments
(Increase) decrease in inventories		(13,910)	9,975
(Increase) decrease in trade and other receivables		(2,688)	17,660
Increase (decrease) in trade and other payables		(4,580)	(50,088)
(Increase) decrease in other current assets		(4,859)	3,971
Increase (decrease) in other current liabilities		(2,261)	(12,448)

Cash flow from operating activities		216,919	152,014

Interest and dividends received		24,380	2,063
Interest paid		(166,619)	(115,890)
Income tax paid		(51,682)	(52,128)

Net cash flow from (used for) operating activities		22,998	(13,941)

Investing activities
Purchase of property, plant and equipment		(14,938)	(22,406)
Proceeds from sales of property, plant and equipment		3,263	862
Purchase of intangible assets		(24,318)	(22,794)
Acquisition of subsidiary, net of cash acquired		—	(144,942)
Purchases of investments in associates		(757)	—
Other items		1,456	5,464

Net cash flow from (used for) investing activities		(35,294)	(183,816)

Financing activities
Proceeds from debt		1,640,124	213,915
Repayments of debt		(1,470,935)	(18,623)
Payment for derivative instruments, net		(5,198)	—
Dividends paid to ALS shareholder	20	—	(305)
Dividends paid to non-controlling interests		(807)	(2,895)
Other items		(389)	(396)

Net cash flow from (used for) financing activities		162,755	191,696

Net change in cash and cash equivalents		150,459	(6,061)
Net foreign exchange difference		(4,284)	(15,190)

Cash and cash equivalents at beginning of the year	10	112,390	258,565

Cash and cash equivalents at end of the year	10	$258,565	$237,314

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Preparation and Corporate Information

Arysta LifeScience Limited (the “Company”) is domiciled and incorporated in the Republic of Ireland and its corporate headquarters are located at 5 George’s Dock, IFSC, Dublin 1. The consolidated financial statements of the Company and its subsidiaries (collectively, the “Group”) are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Group was originally created through the merger of the agrochemical interests of two Japanese trading companies, Tomen Corporation and Nichimen Corporation, in February 2001, and has grown organically and through a series of business and product acquisitions. The Group was then acquired by an investor group led by Olympus Capital Holdings in 2002. In March 2008, the Group was purchased by the Permira Funds, a private equity firm, through the establishment of Arysta LifeScience Limited, previously Industrial Equity Investments Limited, in March 2008, for approximately $2.2 billion.

The Group develops and distributes value-added crop solutions specializing in agrochemicals, biological solutions, or biosolutions, as well as complementary areas of life sciences. The Group’s agrochemical products protect crops from weeds (herbicides), insects (insecticides), and diseases (fungicides). Agricultural crop protections and biosolutions comprised over 90% of the Group’s 2014 sales, with the remainder derived from the health and nutrition science business unit. The Group’s biosolutions business focuses on the growing markets for biological stimulants, or biostimulants, innovative nutrition, and biological pesticide, or biocontrol, products. The Group operates in over 100 countries worldwide and has an expansive product portfolio, with over 3,600 product registrations in over 100 countries and approximately 950 patents worldwide.

On October 20, 2014, the Company’s immediate parent company Nalozo S.á.r.l (“Nalozo”), entered into a share purchase agreement, as amended, pursuant to which Platform Specialty Products Corporation, a Delaware company traded on the New York Stock Exchange under the ticker symbol PAH (“Platform”), agreed to acquire the entire share capital of the Company (the “Acquisition”) for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B convertible preferred stock of Platform issued to Nalozo, L.P., an affiliate of Nalozo. The Acquisition was completed on February 13, 2015 and was subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals of government authorities and antitrust authorities from certain non-U.S. jurisdictions. As the Company was acquired by a U.S. company, the share purchase agreement also provided that prior to the closing of the Acquisition, Nalozo would cause the Group to terminate all the business and operations of the Group in or directed to certain countries subject to sanctions by the United States.

These consolidated financial statements are presented in United States dollars (“USD”, “U.S. dollar” or “$”), which is the functional currency of certain subsidiaries and represents the major transactional currency of the Group. The functional currency of Arysta LifeScience Limited is the Euro. The consolidated financial statements are prepared on a historical cost basis, except for derivative financial instruments and available-for-sale financial assets that are measured at fair value. All amounts are rounded to the nearest thousand, except when otherwise indicated. The consolidated financial statements were authorized for issue in accordance with a resolution of the Company’s Board of Directors on March 13, 2015.

2. Significant Accounting Policies and Judgments

Basis of Consolidation

All subsidiaries are included in the consolidated financial statements for the entire period or, if acquired, from the date that the Group obtains control. Control over an entity exists when: the Group has power, defined as existing rights that give the ability to direct the activities which affect the entity’s returns; the Group is exposed to or has rights to returns which may vary depending on the entity’s performance; and the Group has the ability to use its power to affect its own returns from its involvement with the entity. The Group fully consolidates the income, expenses, assets, liabilities and cash flows of subsidiaries from the date it acquires control up to the date control ceases. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

All intragroup balances, transactions, unrealized gains and losses resulting from intragroup transactions and dividends are eliminated upon consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, using consistent accounting policies.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Business Combinations

The Group uses the acquisition method for all business combinations. Acquisition cost is the fair value of the consideration transferred including the fair value of any contingent consideration and any existing ownership interest the Group held in the acquired entity. Acquisition-related costs incurred are recognized in net income (loss) in the periods in which they are incurred. In a business combination achieved in stages, gain (loss) arising on the revaluation of an existing interest in an acquired entity is recognized in the Consolidated Income Statement.

The assets and liabilities of acquired businesses are identified, and are recorded in the consolidated financial statements at their acquisition date fair values. The amount of any non-controlling interests is measured as elected for each business combination either at fair value or at the proportionate interest in the identifiable net assets of the acquiree.

Investments in Associates

Associates are those entities in which the group has the ability to exercise significant influence but not control, over the financial and operating policies. Significant influence generally exists when the group holds between 20 and 50 percent of the voting power of another entity.

Investments in associates are accounted for using the equity method and are initially recognized at cost. The consolidated financial statements include the Group’s share of the income and expenses of the equity accounted investees from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investment, the carrying amount of that interest, including any long term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

Currency Transactions

The functional currency of each subsidiary is the primary transactional currency for sales and cost of sales which is generally, but not exclusively, the local currency of its country of operations. Transactions in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the end of each reporting period. Non-monetary assets and liabilities are translated using the exchange rates at the dates of the initial transactions. Differences arising from settlement and translation of monetary assets and liabilities are recognized in net income (loss).

The Group translates all assets and liabilities of its subsidiaries into their presentation currency, the USD, using the spot exchange rate at the end of each reporting period. Income and expense items are translated into USD at the average exchange rates for the period.

Exchange differences arising from translation of the financial statements of foreign operations and long term monetary items that are part of the Group’s net investment in foreign subsidiaries, including intercompany loans not expected to be repaid in the foreseeable future, are recognized in other comprehensive income. These differences are presented in the Currency Translation Reserve (“CTR”) as a component of equity. On disposal of the entire interest of a foreign operation, and on the partial disposal of an interest resulting in loss of control, significant influence and joint control, the cumulative amount of such exchange differences is reclassified to net income (loss) as part of gain (loss) on disposal of a foreign operation.

The Group reviews its intercompany loans to determine if the loans are likely to be repaid in the foreseeable future, and if not, are designated as a net investment in the Group’s foreign subsidiaries. During 2014 following a reorganization and refinancing of the Company’s long term debt as described in note 19, certain intercompany loans were designated as net investments as no repayment is planned in the foreseeable future and accordingly any related foreign currency difference is now recorded in other comprehensive income.

Discontinued Operations

Discontinued operations include separate major lines of business or geographical areas that have been disposed of or which are subject to a single coordinated plan to be disposed of. A subsidiary that is acquired exclusively with a view to resale is also defined as a discontinued operation.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as “Income (loss) after tax from discontinued operations” in the Consolidated Income Statement.

Non-current assets classified as held for disposal and disposal groups are measured at the lower of their carrying amount and fair value less costs to sell, unless they are not within the measurement scope as defined in IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

Taxes

Income tax for the year comprises current and deferred taxes, calculated using rates enacted or substantively enacted at the balance sheet date, in the countries where the Group operates. Current tax is the expected tax payable on taxable income for the year and any adjustments to tax payable in respect of previous years.

The Group’s estimates of current income tax expense and liabilities are calculated assuming that all tax computations filed by its subsidiaries will be subject to review or audit by the relevant tax authorities. The Group records provisions for taxes it estimates will ultimately be payable once reviews or audits with the relevant tax authority are completed including allowances for any interest and penalties. The provisions are either increased or decreased based on the final determination made by the relevant tax authority or released if the statute of limitations for the applicable tax return expires.

Deferred tax is recognized using the liability method and therefore is calculated on temporary differences between the tax bases of assets and liabilities and their respective carrying amounts in the Consolidated Balance Sheet. Deferred tax is provided, where required, on all temporary differences arising except where the timing of the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on the initial recognition of goodwill even if the carrying amount of goodwill exceeds its tax base.

Deferred tax assets, including those related to unused tax losses, are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences can be utilized. Income tax expense, current and deferred, is recognized in net income (loss) unless it relates to items recognized in other comprehensive income.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax assets to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Sales

Sales are measured at the fair value of the consideration received or receivable. Sales of goods are recognized in the Consolidated Income Statement when the significant risks and rewards of ownership are transferred to the customer, which is usually upon delivery, at a fixed or determinable price, and when collectability is reasonably assured. Delivery is defined based on the terms of the sales contract. Sales are reported net of related taxes such as value-added tax, returns, cash rebates and discounts granted to customers. Rebates to customers are provided for in the same period that the related sales are recorded.

The Group is deemed to act as a principal when it has exposure to the significant risks and rewards related to the sales of a product and the total amount of consideration is included in sales. If the Group does not have exposure to the significant risks and rewards related to the sale of a product the Group only includes the portion representing commissions earned in sales.

The Group allows certain distributors a one-time, non-repeatable extension of credit on a limited proportion of purchases made during a purchasing cycle which remain in the distributor’s inventory. The extension of credit is not a right to return, and distributors must pay unconditionally when the extended credit period expires and therefore the Group recognizes sales upon delivery, in accordance with International Accounting Standards (“IAS”) 18 Revenue.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sales are discounted to their present value as of the transaction date if the receipt of consideration is deferred such that the effect of inherent financing is material, and discounts for early payments granted on those transactions are included in financial expense.

Where a right of return exists, sales are recognized when the right of return expires or when a reasonable estimate that this right will not be used can be made, whichever is earlier.

Income from interest-bearing assets is recognized on the outstanding receivables using interest rates calculated by means of the effective interest method.

Trade and Other Receivables

Trade and other receivables include invoiced amounts less adjustments, such as provisions for doubtful receivables, which are only recognized when there is objective evidence that the Group will not be able to collect amounts due, such as a breach of contract or significant financial difficulty of the obligor. In certain circumstances, the Group obtains security, generally land, agricultural commodities or machinery as collateral for trade receivable balances and accordingly, its trade receivable balances are occasionally settled from proceeds from sales of this security. Non-cash consideration received is independently valued and any resultant gain (loss) is recorded as operating income or expense in the Consolidated Income Statement.

Factoring arrangements transferring substantially all economic risks and rewards associated with trade receivables to a third party are accounted for by derecognizing the trade receivables upon receiving the cash proceeds from the factoring arrangement. Factoring arrangements that transfer to a third party some, but not substantially all, economic risks and rewards and where the assets subject to the factoring remain under control of the Group are accounted by not derecognizing the trade receivable and by recognizing any related obligation to the third party.

Research and Development

Research and development (“R&D”) costs are charged to the Consolidated Income Statement when incurred. Development expenses mainly comprise the costs of defending existing patents, costs for field trials, regulatory approvals and approval extensions. Certain development costs are capitalized and included in intangible assets when such costs are expected to generate future economic benefits and when the cost of such an asset can be measured reliably. The Group invests in tax incentivized R&D activities in several jurisdictions. The Group records any government support received as a reduction in the corresponding operating expenses when earned.

Financial Income and Expense

Financial income consists primarily of interest income, dividend income and net changes in the fair values of financial assets measured at fair value through profit or loss (“FVTPL”), such as forward contracts which are not designated as hedging instruments. Interest income is calculated using the effective interest method. Dividend income is recognized on the date when the Group’s right to receive the payment is established.

Financial expense consists primarily of interest expense, impairment losses on available-for-sale financial assets and financial assets measured at amortized cost, and net changes in the fair values of financial assets measured at FVTPL. Interest expense is accrued using the effective interest method.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand, bank deposits and short-term deposits that are readily convertible to a known amount of cash, and that are subject to an insignificant risk of changes in value.

Inventories

Inventories are measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The costs of inventories include purchasing costs, processing costs and all other costs incurred in the process of bringing such inventories to their present location and condition. Cost is determined by either the first-in, first-out (“FIFO”) method or the weighted average cost method depending on the nature and use of the inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, including all costs to get the asset ready for its intended use, net of accumulated depreciation and accumulated impairment losses. Land is recorded at cost and is not depreciated. Depreciation is primarily charged on a straight-line basis to the Consolidated Income Statement, starting from the date the asset is ready for use, over the following estimated useful lives:

•	Buildings and structures from 6 to 35 years; and

•	Machinery and transport equipment from 4 to 12 years.

The basis of depreciation of property, plant and equipment, such as depreciation method, useful life, and residual value, is reviewed during each reporting period, and changed when necessary. When there is a change in the basis of depreciation, the depreciation charge is adjusted prospectively as a change of an accounting estimate. On disposal of an asset, a gain (loss) is recognized in the Consolidated Income Statement as the difference between the net disposal proceeds of the item and its carrying amount.

The Group reviews its assets to determine if an indicator of impairment exists at the end of each reporting period. If indicators of impairment exist, the Group compares the carrying amount of the asset, or its CGU (cash generating unit), with its recoverable amount. An impairment loss is recognized whenever the carrying amount of an asset, or the relevant CGU, exceeds the estimated recoverable amount. An impairment loss is reversed only as a result of future changes in the assumptions used in the original estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill and Intangible Assets

Goodwill is recognized as the excess of (a) the total fair value of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over (b) the fair value of the identifiable assets acquired or liabilities assumed. Goodwill is recognized as an asset and presented within non-current assets. Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the acquisition date.

The useful lives of intangible assets are assessed as either finite or indefinite. Goodwill and intangible assets with indefinite useful lives are not subject to amortization and are measured at cost less any accumulated impairment loss. If the Group determines an intangible asset no longer has an indefinite useful life, the asset is reclassified as an intangible asset with a finite useful life, and amortization charges are adjusted prospectively as a change of accounting estimate.

Goodwill and intangible assets with indefinite useful lives are reviewed for impairment whenever events or changes in circumstances suggest that the carrying amount may not be recoverable and at least annually at each financial year end.

The Group estimates the recoverable amount of goodwill and intangible assets as the higher of the asset’s or the related CGU’s, or group of CGU’s, fair value less costs of disposal and value in use. Value in use is the present value of the cash flows expected from the asset’s or CGU’s use and eventual disposal. An impairment loss is recorded in the Consolidated Income Statement to the extent that the carrying amount of the tested asset or CGU exceeds its recoverable amount. Impairment losses relating to goodwill are not reversed in future periods.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or the group of CGUs that are expected to benefit from the synergies of the business combination. Intangible assets with finite useful lives are amortized, on a straight-line basis, over the following expected useful lives:

•	Product registration rights from 3 to 22 years; and

•	Software for internal use from 2 to 7 years.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Post-employment Benefits

The Group contributes to various defined contribution plans on behalf of its employees and contributions are included in the Consolidated Income Statement when incurred. The defined contribution plans also include governmental pension schemes.

The Group, in limited instances, provides defined benefit plans to employees in certain locations. In both 2013 and 2014, the defined benefit obligations and plan assets are considered insignificant.

Debt

Debt is recognized initially at fair value less transaction costs, which represents the net proceeds from issuing the debt. Subsequently, debt is stated at amortized cost using the effective interest method and is classified as current if the debt agreement terms in force at the balance sheet date require repayment within one year. Otherwise, debt is classified as non-current.

Reportable Segments

The operating segments of the Group for which discrete financial information is available are regularly reviewed by the chief operating decision maker (“CODM”). The Group is organized into six reportable segments: (1) Latin America, (2) Africa and Western Europe, (3) North America, (4) Japan and Central/Eastern Europe, (5) China, South Asia, BioSolutions and Life Sciences and (6) Corporate.

Financial Instruments

Financial assets and financial liabilities are recognized in the Consolidated Balance Sheet on the date that the Group becomes party to the contractual provisions of the instrument. Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire or when the financial asset, with all risks and rewards of ownership, is transferred. Financial liabilities are derecognized when the contractual obligation expires, is discharged or cancelled. Purchases and sales of financial instruments are accounted for using the settlement date.

The fair values of financial instruments are generally determined using quoted prices in an active market. Otherwise, the measurement is based on internal valuation models using current market parameters, where available, or external valuations prepared by third parties. If there is objective evidence of the impairment of a financial instrument that is not measured at FVTPL, an impairment loss is recognized.

If the reason for the impairment of loans and receivables as well as held-to-maturity financial instruments no longer exists, the impairment is reversed either in total or in part, and that reversal is recognized in the Consolidated Income Statement.

Financial assets and liabilities are classified into the following valuation categories:

•	Financial Assets and Liabilities at FVTPL consist of derivatives which are reported in other financial assets or other financial liabilities. The calculation of fair value is based on market parameters or valuation models based on such parameters, where available. Financial assets at fair value through profit or loss are carried in the Consolidated Balance Sheet at fair value with net changes in fair value presented as financial expense (negative net changes in fair value) or financial income (positive net changes in fair value) in the Consolidated Income Statement.

•	Loans and Receivables comprise financial assets with fixed or determinable payments, which are not quoted in an active market and are not derivatives or classified as available-for-sale. This valuation category includes trade receivables as well as other receivables and loans classified under other receivables and loans classified under other current financial assets. Loans and receivables are initially recognized at fair value. Subsequently, the loans and receivables are measured at amortized cost using the effective interest method. If there is objective evidence of impairment of a receivable or loan, an individual valuation provision is recorded for the specific loan or receivable. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. When assessing the need for a valuation provision, regional and other specific conditions are considered, such as internal and external ratings, as well as customer specific risks and, in some cases, historical default rates.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If, in a subsequent period, the amount of the valuation provision decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment is reversed through net income (loss). The impairment can be reversed provided that the value of the loan or receivable does not exceed what the amortized cost would have been had the impairment not been recognized at the date the impairment was reversed. Loans and receivables are written off when they are determined to be uncollectible.

•	Held-to-Maturity Financial Assets consist of non-derivative financial assets with fixed or determinable payments and a fixed term, for which the Group has the ability and the intent to hold until maturity, and which are not included in other classification categories. Held-to-maturity financial assets are initially recognized at fair value. Subsequent measurement is at amortized cost, using the effective interest method. The Group did not have financial assets in this category during any periods presented.

•	Available-for-Sale Financial Assets include equity investments that are neither classified as held for trading nor designated at fair value through profit or loss.

Subsequent measurements are at fair value. Changes in fair value are recognized directly in other comprehensive income and are only recorded in net income (loss) when the assets are disposed of or are impaired due to a significant or prolonged decline in value below the carrying value. The fair values are determined using market prices. Investments whose fair value cannot be reliably determined are carried at acquisition cost and are written down when impaired. Impairment losses on equity investments are not reversed through profit or loss; increases in their fair value after impairment are recognized in Other Comprehensive Income. Only in the case of debt instruments are reversals recognized in net income (loss).

•	Financial Liabilities which are not Derivatives are initially measured at fair value, which normally corresponds to the amount received or to be received. Subsequent measurement is carried out at amortized cost using the effective interest method.

•	Derivative Financial Instruments are initially recognized at fair value with transaction costs recognized in net income (loss) when they occur. The Group holds derivatives only for the purpose of hedging the underlying risk related to foreign currency and interest rates. Subsequently, derivatives are measured at fair value. The differences in fair value are recognized as financial income or expense in the Consolidated Income Statement, except when the derivative is designated as a hedging instrument.

Derivatives can be embedded within other contracts. If IFRS requires separation, then the embedded derivative is recorded separately from its host contract and is measured at fair value.

Cash Flow Hedge Accounting is applied to certain transactions to hedge the exposure to the variability in cash flows from future transactions. The effective hedge portion of the change in fair value of the derivative is recognized as a component of other comprehensive income, taking deferred taxes into account. The ineffective portion is recognized immediately in net income (loss). The cumulative fair value changes of the hedging instruments are transferred from equity to net income (loss) in the reporting period in which the hedged item affects the Consolidated Income Statement.

For a hedge of a forecast transaction, the maturity of the hedging instrument is determined based on the anticipated date of the future transaction.

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these financial statements requires the Group to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses. The Group bases its estimates and judgments on historical experience, current conditions and other reasonable factors.

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While the Group believes its

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuation process is reasonable, those estimates are inherently uncertain. As explained above, the Group performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, the Group applies judgment in determining its CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of CGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. The Group estimates the provision at each reporting date based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. The Group also considers any changes in the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of its provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax asset when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to both market and financial performance as well as political uncertainties.

Future taxable income is dependent, to some degree, on the way in which the Group operates, including its global supply chain and intellectual property rights, which are used internationally within the Group. Transfer prices for the delivery of goods and charges for the provision of services, including intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which the Group operates, which may result in a significant increase in its tax expense. Interpretation of taxation rules relating to financing arrangements between entities within the Group and to foreign currency translation differences may also give rise to uncertain tax positions.

The Group estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in these consolidated financial statements.

Foreign currency translation

The Company has to make judgments on whether loans between subsidiaries are likely to be repaid in the foreseeable future in order to allocate foreign currency differences on those items to profit or loss if the loan will be repaid or to OCI if the loan is effectively part of the net investment in the borrowing subsidiary.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the consolidated financial statements are disclosed below.

IFRS 15 Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, which replaces IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations. IFRS 15 is effective for annual periods beginning on or after January 1, 2017, with early adoption permitted. This guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance shall be initially adopted using one of two methods: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying this statement recognized at the date of initial application. Management has not yet determined which method it will apply. The Group is currently evaluating the impact of the new standard on its financial statements.

IFRS 9 Financial Instruments

In July 2014, the IASB issued IFRS 9 Financial Instruments, which replaces IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. IFRS 9 provides guidance on the classification and measurement of financial assets and financial liabilities, general hedge accounting and impairment. The Group is currently evaluating the impact of the new standard.

The standards and interpretations that are applied for the first time in 2014 are disclosed below.

IAS 32 Offsetting Financial Assets and Financial Liabilities—Amendments to IAS 32

These amendments clarify the meaning of “currently has a legally enforceable right to set-off” and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These amendments are effective for annual periods beginning on or after 1 January 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting—Amendments to IAS 39

These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. These amendments are effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

IFRIC Interpretation 21 Levies

IFRIC 21 clarifies that a liability is recognized for a levy when the activity that triggers its payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments did not have a material impact on the Group’s financial statements.

3. Segment Information

Reportable Segments

The Group develops and distributes value-added crop solutions specializing in agrochemicals and BioSolutions as well as in the complementary areas of health and nutrition sciences. The Group organizes its crop protection business by major geographic regions. Life Sciences and the China and South Asia geographic regions of the crop protection business are aggregated into a single reportable segment.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment sales are based on the geographic location of customers. Segment income is based on operating income before depreciation of property, plant and equipment, amortization of intangible assets, other operating income (expense), net and other adjustments described below. Segment income includes items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items include adjustments allowed under existing credit agreement, which include but are not limited to restructuring costs, costs related to debt refinancing, sponsor payments, expenses related to mergers and acquisitions, unusual and non-recurring charges. The Group does not allocate assets and liabilities to reportable segments because such assets and liabilities are not regularly reviewed by the CEO, who is considered the chief operating decision maker, to make decisions about resource allocation and to assess performance.

During 2013, the Group reorganized its operating segments, which included revised management reporting to the CODM and new segment managers. As discussed in note 24, on March 25, 2014, the Group acquired Laboratoires Goëmar group (“Goëmar”), and it has been included in the renamed China South Asia, BioSolutions and Life Sciences segment. The reportable segment information of the Group for the years ended December 31, 2013 and 2014 was summarized as follows:

For the year ended December 31, 2013

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$624,275	$300,765	$187,798	$242,616	$218,766	$6,501	$1,580,721
Segment income	137,799	46,430	39,089	52,168	29,833	(20,713)	284,606

For the year ended December 31, 2014

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia, BioSolutions and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$616,289	$330,033	$185,141	$223,854	$224,742	$7,435	$1,587,494
Segment income	145,524	52,047	45,130	43,077	35,934	(27,303)	294,409

Adjustments and Eliminations

The adjustments between reportable segment information and the consolidated financial statements of the Group for the years ended December 31, 2013 and 2014 were summarized as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Segment sales	$1,580,721	$1,587,494
Agent sales, discounts and adjustments not attributable to a segment	(71,796)	(46,931)

Sales	$1,508,925	$1,540,563

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Consolidated segment income	$284,606	$294,409
Depreciation and amortization	(66,554)	(68,096)
Other credit agreement adjustments	(36,221)	(35,503)
Other operating income (expense), net (note 7)	(44,247)	(34,225)

Operating income	137,584	156,585

Financial income (expense), net (note 9)	(171,322)	(127,813)

Income (loss) before tax from continuing operations	$(33,738)	$28,772

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sales by product group

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Crop protection and biosolutions	$1,421,930	$1,446,037
Life Sciences	86,995	94,526

Total	$1,508,925	$1,540,563

Geographic Information

Sales by location

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Brazil	$392,871	$395,598
Rest of the world	1,116,054	1,144,965

Total	$1,508,925	$1,540,563

No single customer accounted for 10% or more of the Group’s total sales. The group had no sales in Ireland for the years ended December 31, 2013 and 2014.

Total non-current assets, other than financial assets and deferred tax assets, located in Ireland and the rest of the world were nil and $1.28 billion as of December 31, 2014, respectively (2013: nil and $1.32 billion).

4. Discontinued Operations

In 2012, the Group discontinued two separate businesses, its Midas business, primarily located in North America, and the FES group of companies, which represents substantially all of its business located in Russia. The Group discontinued its Midas business due to adverse market conditions and high input costs. The Group discontinued FES, due to a disagreement with a minority shareholder, which was resolved on an amicable basis, difficulties in attracting new management talent and a number of factors including challenging market conditions resulting from weak supply/demand dynamics. The Group disposed of FES in July 2014, and no material gain or loss on disposal was recorded. Income (loss) relating to those discontinued operations was as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Sales	$3,867	$549
Cost of goods sold	(5,769)	(603)

Gross profit	(1,902)	(54)

Selling, general and administrative expense	(7,888)	(346)
Other operating income	—	88
Other operating expense	(531)	(211)

Operating income	(10,321)	(523)

Financial income	5	—
Financial expense	(1,472)	(544)

Income (loss) before tax from discontinued operations	(11,788)	(1,067)

Income tax benefit (expense)	(316)	176

Income (loss) after tax from discontinued operations attributable to ALS shareholder	$(12,104)	$(891)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net cash flows incurred by discontinued operations were as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Operating activities	$(13,522)	$(1,403)
Investing activities	2,808	—
Financing activities	—	—

Net cash inflows (outflows)	$(10,714)	$(1,403)

5. Income Taxes

Income tax benefit (expense) on income was as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Income (loss) before tax
Income (loss) before tax from continuing operations	$(33,738)	$28,772
Income (loss) before tax from discontinued operations	(11,788)	(1,067)

Total income (loss) before tax	$(45,526)	$27,705

Current income tax benefit (expense)	(51,616)	(44,921)
Deferred tax benefit (expense):
Origination and reversal of temporary differences	(5,177)	(11,862)
Changes in unrecognized deferred tax assets	9,200	6,902

Total deferred tax expense	4,023	(4,960)

Total income tax benefit (expense)	$(47,593)	$(49,881)

Income tax benefit (expense) from continuing operations	(47,593)	(49,881)
Income tax benefit (expense) from discontinued operations	(316)	176

Total income tax benefit (expense)	$(47,909)	$(49,705)

Income tax relating to other comprehensive income was as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Gains (losses) on derivatives designated as cash flow hedges	$(3,891)	$(201)
Unrealized gains (losses) on available-for-sale financial assets	238	231
Other	18	203

Total	$(3,635)	$233

Analysis of Tax Rate

The table below presents a reconciliation of the Group’s effective tax rate, from both continuing and discontinued operations, and the statutory tax rate applicable in the Republic of Ireland for the years ended December 31, 2013 and 2014.

	Years ended December 31,
	2013	2014
Irish income tax rate	12.50%	12.50%
Changes in unrecognized deferred tax assets	(68.39%)	109.47%
Effect on tax rate differences in foreign jurisdictions	48.52%	(8.04%)
Impact of a group reorganization	(56.57%)	—%
Tax exempt income	19.14%	(28.92%)
Future tax on undistributed income	(39.08%)	35.30%
Effect of non-deductible expense for tax purposes	(21.73%)	63.36%
Others	0.38%	(3.63%)

Effective tax rate	(105.23%)	180.04%

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years ended December 31,
	2013	2014
Effective tax rate from continuing operations	(141.07%)	173.37%
Effective tax rate from discontinued operations	(2.68%)	(16.49%)

The principal items of the deferred tax assets and liabilities before offset of balances within countries were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Deferred tax assets
Net operating loss carry-forwards	$81,324	$69,812
Provision for doubtful receivables	21,825	16,690
Unrealized intercompany profits	2,457	2,363
Others	26,831	29,255

Total deferred tax assets	132,437	118,120

Deferred tax liabilities
Intangible assets	(131,413)	(106,669)
Undistributed earnings	(51,285)	(74,863)
Property, plant and equipment	(2,279)	—
Others	(2,634)	(15,895)

Total deferred tax liabilities	(187,611)	(197,427)

Net deferred tax liabilities	$(55,174)	$(79,307)

The deferred tax assets and liabilities reconcile to the amounts presented in the Consolidated Balance Sheet as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Adjusted deferred tax assets	$132,437	$118,120
Adjustment to offset deferred tax assets and liabilities	(77,286)	(54,511)

Deferred tax assets	$55,151	$63,609

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Adjusted deferred tax liabilities	$(187,611)	$(197,427)
Adjustment to offset deferred tax assets and liabilities	77,286	54,511

Deferred tax liabilities	$(110,325)	$(142,916)

Deferred tax assets and liabilities relating to income taxes levied by the same taxation authority on the same taxable entity or on entities net basis or to realize the assets and settle the liabilities simultaneously are offset for presentation on the face of the Consolidated Balance Sheet where a legal right of set-off exists.

The movements in deferred tax assets and liabilities during the years ended December 31, 2013 and 2014 were as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Beginning balance (net deferred tax liabilities)	$(61,614)	$(55,174)
Recognized in net income	10,582	(9,887)
Recognized in OCI	(4,142)	912
Business combinations (note 24)	—	(15,158)

Ending balance (net deferred tax liabilities)	$(55,174)	$(79,307)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The gross amounts of unused tax losses for which no deferred tax assets had been recognized, by expiration date, were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
One year	$—	$—
Two years	—	870
Three years	—	58,116
Four years	—	7,765
More than five years	149,357	218,105
No expiry	—	—

Total	$149,357	$284,856

As of December 31, 2013 and 2014, the following amounts have not been considered for recognition as either a deferred tax asset or liability:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Temporary differences for which deferred tax assets have not been recognized	$527,226	$385,814
Temporary differences from investments in subsidiaries and associates for which deferred tax liabilities have not been recognized	$196,536	$498,495

6. Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”) amounts are calculated by dividing the net income (loss) for the year attributable to the ordinary shareholder of the Company by the weighted average number of ordinary shares outstanding during the year. There were no potentially issuable shares as of December 31, 2013 and 2014. There are no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Net income (loss) attributable to the shareholder of ALS from continuing operations	$(90,525)	$(29,649)
Net income (loss) attributable to the shareholder of ALS from discontinued operations	(12,104)	(891)

Net income (loss) attributable to the shareholder of ALS	$(102,629)	$(30,540)

	Years ended December 31,
	2013	2014
Weighted average number of shares—basic and diluted	1	1

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Basic and diluted EPS attributable to ordinary shareholder of ALS	$(102,629)	$(30,540)

Basic and diluted EPS from continuing operations	$(90,525)	$(29,649)

After the Group’s financial statements for the year ended December 31, 2013, were approved for issue, a computational error was discovered in the Group’s Earnings (loss) per Share. The error required revisions to accurately reflect earnings attributable to non-controlling interests in earnings per share from continuing operations and basic and diluted earnings (loss) per share. The net loss attributable to the shareholder of ALS from continuing operations was originally disclosed as a loss of $ 81.3 million and is corrected to a loss of $90.5 million.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Other Income (Expense)

Other Operating Income

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Gain on disposal of fixed assets	$275	$617
Earnings on equity method	783	645
Others	4,674	183

Total other operating income	$5,732	$1,445

Other Operating Expense

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Loss on disposal of fixed assets	$(897)	$(441)
Impairment losses	(49,082)	(35,229)

Total other operating expense	$(49,979)	$(35,670)

8. Depreciation, Amortization, Costs of Inventories and Personnel Expenses

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Included in cost of goods sold
Depreciation	$(4,727)	$(4,936)
Amortization of intangible assets	(72)	(74)
Costs of inventories recognized as expense	(890,619)	(882,629)
Inventory write-down	(2,828)	(2,543)
Included in selling, general and administrative expense
Depreciation	(4,868)	(5,876)
Amortization of intangible assets	(56,887)	(57,210)
Included in personnel expenses:
Salaries and wages	(105,809)	(128,404)
Social security costs	(19,046)	(23,652)
Other employment costs	(10,401)	(10,521)

Discontinued operations included depreciation and amortization of $0.1 million and nil for the years ended December 31, 2013 and 2014, respectively.

9. Financial Income and Expense

Financial Income by Category of Financial Assets

For the year ended December 31, 2013

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$24,293	$—	$24,293
Dividend income	—	66	66

	$24,293	$66	$24,359

Others			9,005

Total financial income			$33,364

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2014

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$16,657	$—	$16,657
Dividend income	—	83	83

	$16,657	$83	$16,740

Others			12,894

Total financial income			$29,634

Financial Expense by Category of Financial Liabilities

For the year ended December 31, 2013

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(133,100)	$(1,495)	$(134,595)
Losses on valuation of derivatives, net	(1,125)	—	—	(1,125)

	$(1,125)	$(133,100)	$(1,495)	$(135,720)

Foreign exchange loss				(39,525)
Financing discounts				(11,081)
Others				(18,360)

Total financial expense				$(204,686)

For the year ended December 31, 2014

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(110,861)	$(5,535)	$(116,396)
Losses on valuation of derivatives, net	(224)	—	—	(224)

	$(224)	$(110,861)	$(5,535)	$(116,620)

Foreign exchange loss				(17,001)
Financing discounts				(12,354)
Others				(11,472)

Total financial expense				$(157,447)

10. Cash and Cash Equivalents

Cash and cash equivalents were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Cash at bank and on hand	$246,627	$234,374
Short-term deposits	11,938	2,940

Cash and cash equivalents	$258,565	$237,314

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Trade and Other Receivables

Trade and other receivables were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Trade receivables	$742,724	$740,732
Notes receivables	16,013	10,024
Provision for doubtful receivables	(66,578)	(52,527)
Income tax receivables	17,216	21,274
VAT and other tax receivables	5,862	7,190
Others	31,598	6,996

	$746,835	$733,689

Movements in the provision for doubtful receivables were as follows:

	2013	2014
	(U.S. dollars in thousands)
January 1,	$(83,255)	$(66,578)
(Charged) credited to the income statement	(2,231)	885
Utilized and others	13,840	8,327
Currency translation effects	5,068	4,839

December 31,	$(66,578)	$(52,527)

Notes and trade receivables that were transferred without meeting the criteria for derecognition as of December 31, 2013 and 2014 were $98.9 million and $100.2 million, respectively, and are included in trade and other receivables in the accompanying Consolidated Balance Sheet, while corresponding amounts received as part of the transfer of $98.9 million and $100.2 million as of December 31, 2013 and 2014, respectively, are included in other financial liabilities in the accompanying Consolidated Balance Sheet. As the Group retains substantially all the risks and rewards of ownership of the transferred assets, and as the Group assumes payment obligations in the event of default, these assets do not qualify for derecognition. The carrying amounts of these assets and liabilities approximate their fair values.

Of the amounts above, the carrying amounts of the transferred assets for which the transferee has the right to recourse only to the transferred assets and the related liabilities were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Transferred assets	$20,068	$5,384
Related liabilities	(20,058)	(5,384)

Net position	$10	$—

12. Other Current Assets

Other current assets were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Prepaid expenses	$12,223	$12,498
Prepaid taxes	25,128	20,489
Advances to suppliers	9,222	7,214
Held-for-sale assets	11,399	5,327
Others	2,112	2,539

Total other current assets	$60,084	$48,067

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Inventories

Inventories, net of provision to record inventories at net realizable value, were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Raw materials	$62,367	$55,704
Work in progress	8,652	12,788
Finished products	165,949	153,378

Total inventories	$236,968	$221,870

14. Property, Plant and Equipment

Movements in property, plant and equipment were as follows:

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$57,598	$86,727	$2,962	$9,906	$24,720	$181,913
Additions	1,109	7,719	—	4,818	1,245	14,891
Disposals	(1,176)	(3,098)	—	(78)	(592)	(4,944)
Currency translation effects and other	5,097	(4,135)	(14)	(7,378)	(886)	(7,316)

December 31, 2013	$62,628	$87,213	$2,948	$7,268	$24,487	$184,544

Accumulated depreciation and impairments
January 1, 2013	$(34,517)	$(55,621)	$—	$(906)	$(17,561)	$(108,605)
Depreciation charges	(2,145)	(6,169)	—	—	(1,415)	(9,729)
Impairment losses	—	(37)	—	—	(127)	(164)
Disposals	563	2,176	—	—	536	3,275
Currency translation effects and other	(507)	3,068	—	—	193	2,754

December 31, 2013	$(36,606)	$(56,583)	$—	$(906)	$(18,374)	$(112,469)

Net carrying amount as of December 31, 2013	$26,022	$30,630	$2,948	$6,362	$6,113	$72,075

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2014	$62,628	$87,213	$2,948	$7,268	$24,487	$184,544
Additions	1,483	10,643	—	7,995	2,287	22,408
Business combination (note 24)	4,649	3,813	520	73	436	9,491
Disposals	(119)	(1,908)	—	(615)	(934)	(3,576)
Currency translation effects and other	(5,720)	(14,938)	(340)	(7,207)	(3,130)	(31,335)

December 31, 2014	$62,921	$84,823	$3,128	$7,514	$23,146	$181,532

Accumulated depreciation and impairments
January 1, 2014	$(36,606)	$(56,583)	$—	$(906)	$(18,374)	$(112,469)
Depreciation charges	(2,198)	(6,637)	—	—	(1,977)	(10,812)
Business combination (note 24)	(159)	(2,523)	—	—	(273)	(2,955)
Impairment losses	—	(49)	—	—	(176)	(225)
Disposals	118	1,640	—	—	1,470	3,228
Currency translation effects and other	4,370	12,467	—	906	2,611	20,354

December 31, 2014	$(34,475)	$(51,685)	$—	$—	$(16,719)	$(102,879)

Net carrying amount as of December 31, 2014	$28,446	$33,138	$3,128	$7,514	$6,427	$78,653

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Goodwill and Intangible Assets

Movements in goodwill and intangible assets were as follows:

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$827,936	$1,241,853	$170,370	$2,240,159
Additions	—	10,188	12,699	22,887
Currency translation effects and other	(140,024)	(140,780)	(10,841)	(291,645)

December 31, 2013	$687,912	$1,111,261	$172,228	$1,971,401

Accumulated amortization and impairments
January 1, 2013	$(25,921)	$(587,304)	$(69,448)	$(682,673)
Amortization charges	—	(47,570)	(9,388)	(56,958)
Impairment losses	—	(47,752)	(1,166)	(48,918)
Currency translation effects and other	583	53,209	1,309	55,101

December 31, 2013	$(25,338)	$(629,417)	$(78,693)	$(733,448)

Net carrying amount as of December 31, 2013	$662,574	$481,844	$93,535	$1,237,953

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2014	$687,912	$1,111,261	$172,228	$1,971,401
Additions	—	5,567	17,227	22,794
Business combination (note 24)	109,621	—	54,536	164,157
Currency translation effects and other	(92,341)	(105,845)	(24,200)	(222,386)

December 31, 2014	$705,192	$1,010,983	$219,791	$1,935,966

Accumulated amortization and impairments
January 1, 2014	$(25,338)	$(629,417)	$(78,693)	$(733,448)
Amortization charges	—	(47,830)	(9,454)	(57,284)
Impairment losses	(15,545)	(19,633)	(37)	(35,215)
Currency translation effects and other	(3,046)	80,371	4,924	82,249

December 31, 2014	$(43,929)	$(616,509)	$(83,260)	$(743,698)

Net carrying amount as of December 31, 2014	$661,263	$394,474	$136,531	$1,192,268

In addition, total research and development expenditure of $9.2 million for the year ended December 31, 2014 (2013: $8.9 million) is primarily for the registration costs required to maintain existing crop protection patents and for new product development. These costs are not eligible for capitalization and are recognized in Selling, General and Administrative expense in the accompanying Consolidated Income Statement.

Product registration rights include registrations for active ingredient registration in various jurisdictions. As of December 31, 2013, the largest product registration right had a carrying value of $142.2 million and a remaining life of 13 years. As of December 31, 2014, the largest product registration right had a carrying value of $116.1 million and a remaining life of 12 years.

Impairment of Goodwill

The Group performs an impairment test of goodwill annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. During 2013, the Group performed its impairment test of goodwill as of December 31, 2013 in connection with its adoption of IFRS. The Group now performs its impairment test of goodwill as of September 30 to allow for anticipated accelerated filing requirements due to the Acquisition, which was completed on February 13, 2015.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or group of CGUs that is expected to benefit from the synergies of the business combination. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other assets or groups of assets. The goodwill impairment test is performed at the lowest level at which goodwill is monitored for internal management purposes and may represent a single CGU or a group of CGUs.

As of December 31, 2013 and 2014, the goodwill from the acquisition of the Group by the Permira Funds represents substantially all of the goodwill and was initially allocated to the following seven CGUs which represented the operating segments of the Group at that time: Latin America; North America; Japan and North Asia; Europe; Africa and Middle East; China and South Asia; and Life Sciences and goodwill was monitored as these CGUs represented the lowest level of cash flows at which goodwill is monitored for internal management purposes at that time. In 2014, the Group began monitoring its goodwill with CGUs in line with its reorganized operating segments as described in note 3. Finally, the acquisition of Goëmar resulted in the creation of another operating segment, BioSolutions, as described in note 24.

The operating segments are Latin America; North America; Japan and Central and Eastern Europe; Africa and Western Europe; China and South Asia; BioSolutions and Life Sciences, and these CGUs represent the lowest level of cash flows at which goodwill is monitored for internal management purposes.

As of December 31, 2013, goodwill was allocated to the CGUs as follows:

(U.S. dollars in thousands)	December 31, 2013
Latin America	$271,060
North America	170,631
Japan and North Asia	70,997
Europe	56,276
Africa and Middle East	33,798
China and South Asia	24,601
Life Sciences	35,211

Total	$662,574

As of December 31, 2014, goodwill was allocated to the CGUs as follows:

(U.S. dollars in thousands)	December 31, 2014
Latin America	$237,477
North America	149,494
Japan and Central and Eastern Europe	86,375
Africa and Western Europe	54,744
China and South Asia	6,009
Life Sciences	30,847
BioSolutions	96,317

Total	$661,263

The recoverable amount of a CGU or group of CGUs is the higher of its value in use and fair value less costs of disposal. The recoverable amounts are determined based on value in use of the relevant CGU or group of CGUs to which the goodwill is allocated. For the purpose of estimating the value in use, the Group used its existing forecasts of pre-tax cash flows, which cover a period of up to the next five years, and then the terminal value was estimated. The main assumptions used include management’s forecasted pre-tax cash flows, terminal growth rate, and discount rate for the relevant CGU. The terminal growth rate used considers country specific conditions and does not exceed the average long-term growth rate of the industry in which the CGU or group of CGUs operate. Pre-tax discount rates used are determined based on comparable companies of the relevant CGU or group of CGUs, market interest rates, and other factors.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These assumptions were management’s best estimates completed as part of its routine financial planning process, which obtains forecasts from each business unit and involves a comprehensive review of all relevant inputs and estimates. These forecasts considered past experiences, actual operating results, and external market information and were approved by the board of directors when these forecasts were completed. These assumptions can be subject to significant adjustment from factors such as macroeconomic factors impacting the general market, financial performance of new product registrations, and the Group’s ability to maintain or grow market share in primary markets.

As part of Group’s initial adoption of IFRS, the Group elected the exemptions for business combinations, resulting in most of the Group’s goodwill, in existence on or before January 1, 2012, being denominated in Japanese Yen. The cash flows from the CGUs or groups of CGUs are denominated in various currencies, primarily the Brazilian Real (“BRL”), the USD, the Euro and the Japanese Yen. Accordingly, the impairment tests on goodwill, in existence on or before January 1, 2012, are impacted by and are sensitive to exchange rate movements between the local currencies and the Japanese Yen. As of the date the impairment analysis was completed, no additional impairment would have arisen unless the Japanese Yen was to appreciate by at least 20%, as compared to any of the currencies in which the cash flows of the CGUs are denominated.

Significant assumptions used in the calculation of value in use were as follows:

	December 31, 2013
CGU	Terminal growth rate	Pre-tax discount rate
Latin America	4.6%	18.9%
North America	2.1%	12.2%
Japan and North Asia	1.4%	12.7%
Europe	2.7%	14.7%
Africa and Middle East	6.0%	22.6%
China and South Asia	4.8%	20.3%
Life Sciences	1.6%	13.6%

	December 31, 2014
CGU	Terminal growth rate	Pre-tax discount rate
Latin America	4.7%	19.0%
North America	2.1%	12.7%
Japan and Central Europe	2.2%	14.3%
Africa and Western Europe	4.2%	19.2%
China and South Asia	5.1%	23.7%
Life Sciences	1.5%	13.0%
BioSolutions	2.0%	21.6%

In 2014, the Group recorded an impairment charge of $15.5 million in its China and South Asia operating segment due primarily to changes in the distribution of revenue towards countries with higher risk profiles increasing the pre-tax discount rate. At the date the impairment analysis was completed significant headroom existed in all other CGUs, other than China and South Asia, which was impaired, and in aggregate values in use of the CGUs were approximately 71% greater than their aggregate carrying values. Based on the sensitivity analysis performed, an 11% change in each significant assumption would not cause the carrying value of any CGU to materially exceed its recoverable amount.

Impairment of Intangible Assets

The Group assesses whether there are impairment indicators for intangible assets quarterly. If impairment indicators are present, recoverable amounts for such assets are calculated and impairment losses are assessed. The recoverable amounts are determined based on the value in use of the intangible assets.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group reviewed each product registration right quarterly for indicators of impairment and determined that various product registration rights should be tested for impairment at each of the respective dates. Assumptions used in the calculation of recoverable amounts for the various product rights varied by product registration right. A summary of the significant assumptions used are as follows:

	Terminal	Pre-tax
Product registration rights	growth rate	discount rate
December 31, 2013	2.8%–4.6%	13.8%–17.1%
December 31, 2014	2.5%–3.8%	12.1%–16.4%

These assumptions used in testing the intangible assets for impairment were management’s best estimates and were completed as part of its routine financial planning process, which is described above.

As part of the Group’s initial adoption of IFRS, the Group elected certain exemptions for business combinations resulting in their intangible assets being denominated in Japanese Yen. The cash flows from the CGUs are denominated in the local currencies, primarily BRL, USD, Euro and Japanese Yen. Accordingly, the impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

The Group used the relief-from-royalty method to estimate the future cash flows generated by ownership of the underlying product registration as opposed to leasing it from a third party, as an approximation of value in use. Based on its analysis, the Group determined that the carrying value of certain product registration rights were in excess of their recoverable amounts and recorded impairment losses, in respect of continuing operations, $47.8 million and $19.6 million on December 31, 2013 and 2014, respectively. The impairment losses were generally due to either lower expectations for the overall profitability or the expected discontinuation of the underlying product. The impairments of intangible assets recorded in 2013 were allocated to Latin America, North America, Japan and Central/Eastern Europe, Africa and Western Europe, and China and South Asia as $27.3 million, $3.3 million, $8.8 million, $7.0 million, and $1.4 million, respectively. The impairments of intangible assets recorded in 2014 were allocated to North America and other CGUs as $15.3 million and $4.3 million, respectively. The charges recorded for the years ended December 31, 2013 and 2014 are recorded within Other Operating Expense in the Consolidated Income Statement.

The Group did not perform impairment tests of product registration rights where there were no indicators of impairment.

16. Financial Assets

Financial assets were as follows:

As of December 31, 2013

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$695	$—	$—	$695
Interest receivables	—	256	—	—	256
Derivative assets	2,554	—	—	845	3,399

Current financial assets	$2,554	$951	$—	$845	$4,350

Equity investments	$—	$—	$14,886	$—	$14,886
Long-term loan receivables	—	1,526	—	—	1,526
Long-term derivative assets	—	—	—	6,466	6,466
Others	—	1,923	—	—	1,923

Non-current financial assets	$—	$3,449	$14,886	$6,466	$24,801

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$442	$—	$—	$442
Interest receivables	—	286	—	—	286
Derivative assets	1,565	—	—	3,006	4,571
Others	—	3,925	—	—	3,925

Current financial assets	$1,565	$4,653	$—	$3,006	$9,224

Equity investments	$—	$—	$14,874	$—	$14,874
Long-term loan receivables	—	2,144	—	—	2,144
Long-term derivative assets	74	—	—	4,349	4,423
Others	—	7,012	—	—	7,012

Non-current financial assets	$74	$9,156	$14,874	$4,349	$28,453

17. Trade and Other Payables

Trade and other payables were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Notes payable	$9,475	$4,149
Accounts payable	354,789	308,977
Income tax and other taxes payable	32,272	32,802

Total trade and other payables	$396,536	$345,928

Trade and other payables are categorized as financial liabilities measured at amortized cost.

18. Other Liabilities

Other liabilities were as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Payroll accruals	$28,862	$40,136
Rebate accruals	78,415	80,815
Other accruals(*)	54,429	59,672

Total other current liabilities	$161,706	$180,623

Retirement benefits	$8,624	$8,557
Held-for-sale liabilities	4,152	—
Other long-term liabilities(*)	44,906	40,349

Total other non-current liabilities	$57,682	$48,906

(*)	Included in other accruals and other long-term liabilities are amounts resulting from the Group’s election to participate in a corporate tax settlement program established by the São Paulo state tax authorities, introduced by Decree No. 58.811/2012, during 2013. The balance was $10.8 million (BRL 25.5 million) and $8.3 million (BRL 21.9 million) as of December 31, 2013 and 2014, respectively.

In 2009, the Group elected to participate in another corporate tax settlement program established by Brazilian tax authorities, introduced by Law No.11,941/09 and Provisional Executive Order (MP) 470/09. Under these programs, the Group agreed to pay the settlement in 180 monthly instalments. The balance of the settlement was $32.5 million (BRL 76.9 million) and $27.9 million (BRL 74.9 million), as of December 31, 2013 and 2014, respectively.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19. Debt and Other Financial Liabilities

Debt and other financial liabilities were as follows:

Debt is as follows:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Short-term debt	$6,294	$9,386
Current portion of long-term debt	11,500	13,261

Total short-term debt	$17,794	$22,647

Long-term debt	1,589,649	1,752,715

Total debt	$1,607,443	$1,775,362

All debt is categorized as a financial liability and measured at amortized cost.

In May 2013, the Group borrowed $1.64 billion under its First and Second Lien Credit and Guaranty Agreements (collectively its “First and Second Lien Term Loans”). The term loan under the Group’s First Lien Credit Facility of $1.15 billion (the “First Lien Term Loan”) was issued at discount to par at a price of 99.5% at LIBOR plus 3.5%, due May 2020, and the term loan under the Second Lien Credit Facility of $490.0 million (the “Second Lien Term Loan”) was issued at discount to par at a price of 99.0% at LIBOR plus 7.0%, due November 2020. The interest rates on the First and Second Lien Term Loans have minimum LIBOR rates of 1% and 1.25%, respectively. As of December 31, 2013, the interest rates were 4.5% and 8.25%, respectively. The Group used the proceeds from the issuance of the First and Second Lien Term Loans primarily to repay loans existing at that time, as well as to fund general corporate purposes. As of December 31, 2013, the carrying amount of the First and Second Lien Term Loans were $1.1 billion and $478.4 million, respectively.

On March 24, 2014, the Group borrowed an additional $175.0 million as an incremental term loan under its existing May 2013 $1.15 billion First Lien Credit and Guaranty Agreement issued at a discount to par at a price of 99.5% and bearing interest at LIBOR plus 3.5%, due May 2020. The Group used the proceeds from the additional borrowing for the acquisition of Goëmar as well as to fund general corporate purposes.

Additionally, a revolving credit facility (the “Revolving Credit Facility”) with a capacity to borrow loans totalling $150.0 million was made available to the Group.

The First and Second Lien Term Loans require the Group to maintain compliance with certain covenants, including restrictions on dividend payments and the incurrence of additional debt. As of December 31, 2014`, the Group was in compliance with all such covenants. Utilization of the Revolving Credit Facility would result in an additional financial covenant to maintain a specific net first lien debt-to-EBITDA ratio. To date the Revolving Credit Facility has not been utilized.

As disclosed in note 23, the Group uses various hedges to mitigate interest rate risk in connection with its First and Second Lien Term Loans in 2013 and 2014.

Loan commitments

Total commitment line and drawdown were as follows:

	December 31,	December 31,
	2013	2014
Total commitment line	$150,000	$150,000
Drawdown	—	—

Available for drawdown	$150,000	$150,000

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other financial liabilities were as follows:

As of December 31, 2013

	Financial	Financial	Derivative
	liabilities at	liabilities at	hedging
	FVTPL	amortized cost	instruments	Total
	(U.S. dollars in thousands)
Interest payable	$—	$9,500	$—	$9,500
Derivative liabilities	2,619	—	5,885	8,504
Factoring and other financial liabilities	—	97,846	—	97,846

Total other current financial liabilities	$2,619	$107,346	$5,885	$115,850

Derivative liabilities	—	—	73	73
Other non-current financial liabilities	—	297	—	297

Total other non-current financial liabilities	$—	$297	$73	$370

As of December 31, 2014

	Financial	Financial	Derivative
	liabilities at	liabilities at	hedging
	FVTPL	amortized cost	instruments	Total
	(U.S. dollars in thousands)
Interest payable	$—	$6,684	$—	$6,684
Derivative liabilities	2,332	—	5,313	7,645
Factoring and other financial liabilities	—	102,615	—	102,615

Total other current financial liabilities	$2,332	$109,299	$5,313	$116,944

Other non-current financial liabilities	—	2,356	—	2,356

Total other non-current financial liabilities	$—	$2,356	$—	$2,356

20. Issued Capital and Reserves

	December 31,	December 31,
	2013	2014
Ordinary shares issued and outstanding and fully paid with a par value of €1.00	1	1

Authorized shares with a par value of €1.00	100	100

Other Equity

	December 31,	December 31,
(U.S. dollars in thousands)	2013	2014
Capital contributions	$1,065,779	$1,065,474

Other equity consists of $483.2 million of an initial capital contribution from the Company’s immediate parent company, Nalozo, which is ultimately controlled by the Permira Funds as part of its acquisition of the Group in 2008 as well as subsequent convertible loans of $582.5 million. . On May 24, 2013, Nalozo exchanged the convertible loans for an unconditional capital contribution and received no additional share capital or any additional rights.

On September 8, 2014, the Group declared and paid a dividend of €230,000 (approximately $304,700 based on an exchange rate of $1.3248 per €1.00) to Nalozo, the Company’s immediate parent company. The dividend was paid out of the Company’s distributable reserves, as defined by the Companies Acts of Ireland, 1963 to 2012.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capital Structure Management

The aim of capital structure management is to maintain the financial flexibility needed to meet the liquidity and capital requirements of the Group’s growing businesses and to take advantage of strategic opportunities, primarily acquisitions, as they arise. The Group defines capital as its current and non-current debt along with its issued capital and other equity. The objectives of the Group’s financing policy are to secure liquidity, limit financial risks and optimize the cost of capital by means of an appropriate capital structure.

In May 2013, the Group borrowed $1.15 billion under the First Lien Term Loan at LIBOR plus 3.5% and $490.0 million under the Second Lien Term Loan at LIBOR plus 7.0%. The Group also has a Revolving Credit Facility with a capacity to borrow $150.0 million. The Group used the proceeds from the issuance of the First and Second Lien Term Loans primarily to repay existing debt as well as to fund general corporate purposes.

The Group maintains credit grade ratings from external rating agencies to ensure it has access to capital markets to avail of strategic opportunities as they arise. During 2014, the Group raised an additional $175.0 million debt, the proceeds of which were used primarily to pursue certain opportunities including the acquisition of the Goëmar, a global manufacturer and supplier of biostimulants, biocontrol and innovative nutrition products.

As part of the Group’s interest rate risk management, as disclosed in note 23, the Group uses various derivative instruments including interest rate swaps to mitigate interest rate risk in connection with its First and Second Lien Term Loans.

21. Transactions and Agreements with Related Parties

The Company’s parent company and all of its significant subsidiary undertakings are listed below.

			Equity Interest
Relationship	Company name	Location	December 31, 2013		December 31, 2014
Parent company	Nalozo S.à r.l.(1)	Luxembourg	100.00	%(2)	100.00	%(2)
Subsidiaries	Arysta LifeScience Corporation	Tokyo/Japan	100.00%		100.00%
	Arysta LifeScience U.K. USD Limited	London/U.K.	100.00%		100.00%
	Arysta LifeScience Vietnam Co., Ltd.	Ho Chi Minh/Vietnam	100.00%		100.00%
	Arysta LifeScience North America LLC.	North Carolina/USA	100.00%		100.00%
	Arysta LifeScience Canada, Inc.	Vancouver/Canada	100.00%		100.00%
	Arysta LifeScience Mexico S.A.de C.V	Distrito Federal/Mexico	100.00%		100.00%
	Arysta LifeScience SPC, LLC	Delaware/USA	100.00%		100.00%
	Arysta LifeScience (Mauritius) Limited	Ebene/Mauritius	100.00%		100.00%
	Goëmar Développement	Saint-Malo/ France	—%		100.00%
	Arysta LifeScience South Africa (Pty) Limited	La Lucia/South Africa	100.00%		100.00%
	Arysta LifeScience Asia Pte. Ltd.	Singapore	100.00%		100.00%
	Arysta LifeScience (Shanghai) Co. Ltd.	Shanghai/China	100.00%		100.00%
	Arysta LifeScience India Limited	Gujarat/India	100.00%		100.00%
	Arysta LifeScience S.A.S.	Nogueres/France	100.00%		100.00%
	Arysta LifeScience do Brasil Industria Química e Agropecuária Ltda.	São Paulo/Brazil	84.82%		84.82%
	Arysta LifeScience Chile S.A.	Santiago/Chile	100.00%		100.00%
	Grupo Bioquimico Mexicano, S.A. de C.V.	Saltillo/Mexico	100.00%		100.00%
	Arysta LifeScience Colombia S.A.	Bogota/Colombia	90.02%		90.02%
	Arysta LifeScience Argentina S.A.	Buenos Aires/Argentina	100.00%		100.00%
	Arysta Health & Nutrition Sciences Corp.	Tokyo/Japan	100.00%		100.00%
	Arysta LifeScience America Inc.	New York/USA	100.00%		100.00%
	Arysta LifeScience Europe S.A.S.	Villebon sur Yvette/France	100.00%		100.00%
	Arysta LifeScience Paraguay S.R.L.	Asuncion/Paraguay	66.67%		66.67%

(1)	The ultimate controlling parties are Permira IV L.P. 1, Permira IV L.P. 2, Permira Investments Limited and P4 Co-Investment L.P. (collectively “Permira Funds”), see note 1.
(2)	Represents Nalozo’s investment in the Company.

In addition to the above, the financial statements of 104 subsidiaries are included in the consolidated financial statements as of and for the year ended December 31, 2014.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group’s subsidiaries based in the United Kingdom are registered at the Companies House, an executive agency of the Department for Business, Innovation and Skills (BIS) (the “Companies House”). The Group has availed itself of the exemption under section 479A of the Companies Act 2006 (the “Companies Act”) allowing it to file unaudited individual financial statements for Arysta LifeScience Global Limited (08544740), Arysta LifeScience U.K. Limited (06753741), Arysta LifeScience U.K. Holdings Limited (08532536), Arysta LifeScience U.K. USD Limited (08536902), Arysta LifeScience U.K. EUR Limited (08536900), Arysta LifeScience U.K. JPY Limited (08536901) and Arysta LifeScience U.K. CAD Limited (08536897).

The Group has availed itself of the exemption, under section 394A of the Companies Act, from the general requirement to file individual financial statements with the Companies House for Arysta LifeScience U.K. BRL Limited (08672867) and Arysta LifeScience U.K. USD-2 Limited (08672903).

Executive Compensation

Benefits paid to the Group’s key executives, defined as executive directors and business unit leaders, for the years ended December 31, 2013 and 2014 were as follows:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Short-term employee benefits	$9,012	$9,220
Post-employment pension and medical benefits	235	264

Total	$9,247	$9,484

Transactions with Controlling Party

The Group offers a Management Executive Plan for its senior employees (the “MEP Plan”) that grants units (the “units”) in Nalozo MIV L.P., an entity which owns approximately 24% of Nalozo, the Company’s immediate parent company. The units do not represent a significant portion of the equity of the Group and substantially all of the units were granted prior to January 1, 2012.

Under the terms of the MEP Plan, the units generally vest ratably over five years. The units’ value was finally determined by the price of the Acquisition that completed on February 13, 2015. As required by IFRS 2, Share-based Payments, the units are treated as equity-settled share based payments in the Group’s financial statements as the obligation to settle the units, in cash, when the vesting criteria are met resides with entities controlled by the Permira Funds.

The Group has a consulting agreement with the Permira Funds for management support services. The Group has remitted $2.0 million for the year ended December 31, 2014 (2013: $2.0 million). There were no amounts outstanding as of December 31, 2013 and 2014.

Transactions with Other Related Party

On June 5, 2014, Arysta LifeScience Global Services (“ALSGS”), a subsidiary in the Group sold certain nonvoting shares and an obligation to repurchase the shares to an investment vehicle beneficially owned by Jean-Pierre Princen, Chief Executive Officer of Goëmar for $4.1 million. These non-voting shares will be repurchased, at prices specified in the agreement, by ALSGS upon certain triggering events including but not limited to a change of control, and achieving certain benchmarks of EBITDA growth of Goëmar. The Company will record the non-voting shares and the related options as a liability in its Consolidated Balance Sheet following this transaction and these liabilities will be measured at amortized cost.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

22. Commitments and Contingencies

Operating Leases

As of December 31, 2013 and 2014, fixed-term, non-cancellable operating lease commitments, which primarily related to leases of buildings and office equipment were:

	Years ended December 31,
	2013	2014
	(U.S. dollars in thousands)
Due within one year	$5,867	$5,122
Due within 2-5 years	10,894	7,937
Thereafter	88	13

Total	$16,849	$13,072

Purchase Commitments

The Group had non-cancellable purchase commitments of $3.7 million all of which was due within one year. Purchase commitments are generally purchase agreements on inventory related goods that are enforceable and legally binding on the Group and that specify all significant terms, including fixed or minimum quantities to be purchased and the approximate timing of the transaction. Purchase commitments exclude agreements that are cancellable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business, as they are difficult to quantify in a meaningful way.

Litigation and Other

The Group is subject to litigation in the normal course of its business and records an associated liability when a loss is probable and the amount is reasonably estimable. The types of legal proceedings that the Group is most commonly involved in relate to: injury claims resulting from exposure to our products, crop damage/inefficacy claims, product liability claims, tax assessments, particularly in Brazil, environmental actions, intellectual property infringement disputes, claims by employees or former employees, and general commercial disputes.

Product liability and/or personal injury claims for or relating to products we have sold are significant to our business, are complex in nature, and have outcomes that are difficult to predict. Since the Group’s products are used in the food chain on a global basis, any such product liability or personal injury claim could subject the Group to litigation in multiple jurisdictions. During 2014, Agricola Colonet, SA de CV (“Agricola”) claimed that certain product purchased was contaminated requiring the treated crops to be destroyed. Agricola is seeking compensation of approximately $11.3 million. The Group believes that it has adequate defences, as well as adequate insurance, and intends to vigorously defend itself against this claim.

In the ordinary course of business, the Group is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our formulation and packaging facilities require operating permits that are subject to renewal, modification, and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on operations, substantial fines, and civil or criminal sanctions.

Litigation is inherently unpredictable and the Group believes it has valid defences with respect to legal matters pending against it. Even though, the Group’s cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies, these risks and legal claims did not result in any material expense for December 31, 2013 and 2014.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. Financial Instruments

Financial Risk Management Objectives and Policies

Policy for Financial Risk Management

The Group operates a financial risk management framework, approved by the Board of Directors. This framework provides guidance over all treasury and finance related matters, and is supported by delegated authority guidelines and other procedures in place across the Group. The Group monitors financial risk with a goal of limiting fluctuations in reported earnings and cash flows from these risks and providing economic protection against cost increases.

The Group raises funds to fund acquisitions and capital investment and other corporate needs, mainly through debt from financial institutions and banks. The Group limits its fund management only to short-term deposits and uses derivatives for the purpose of reducing the fluctuation risk relating to foreign currency exchange rates and interest rates, and does not enter into derivative transactions for speculative purposes.

Details of Financial Instruments and Related Risks

The Group is exposed to credit risk in relation to customers in respect of notes receivable and trade receivables. Notes receivable and trade receivables denominated in foreign currencies, which arise from the Group’s global operations, are exposed to exchange rate fluctuation risk.

Notes payable and accounts payable have a range of payment due dates and are generally due within one year. Those denominated in foreign currencies are exposed to foreign currency exchange risk. Short-term debt is taken out principally for the purpose of operating activities. The Group’s long-term debt is mainly utilized for business combinations and capital investment. Certain agreements relating to short-term debt, current portion of long-term debt and long-term debt include financial covenants as disclosed in note 19.

The Group enters into forward foreign currency exchange contracts and currency option contracts to hedge the market risk of adverse fluctuations in foreign currency exchange rates inherent in holding foreign currency denominated assets and liabilities. The Group has employed various techniques to manage its interest rate risks and has entered into interest rate swap contracts and interest cap contracts to reduce the interest rate fluctuation risk of debt.

Risk Management of Financial Instruments

The Group conducts business activities with counterparties around the world, and thus is subject to the effects of credit risk, liquidity risk, and market risk (the risk arising from fluctuations in foreign currency exchange rates, interest rates, and others) described below. Financial instruments are, however, well diversified in the counterparties’ geographical locations, avoiding particular concentration of these risks. The Group evaluates these risks through monitoring on a regular basis.

Credit Risk

1) Overview of Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Financial assets held by the Group are mainly trade receivables. These are exposed to credit risk associated with respective customers or counterparties.

2) Management of Credit Risk

In accordance with the internal regulations, the Group periodically monitors due dates and outstanding balances of each customer. Customer credit risk is managed by each entity subject to the Group’s established policies, procedures and controls relating to customer credit risk management. In addition, the Group attempts to identify and mitigate the risk of bad debts from customers in financial difficulty.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3) Exposure to Credit Risk

The exposure after provision, as detailed in the table below, represents the maximum exposure to credit risk without taking into account the collateral held or any other credit enhancements. In certain instances the Group obtains collateral and other security for its trade receivables to limit is credit exposure. As of December 31, 2013 and 2014, the Group had $54.2 million, and $52.6 million of collateral.

As of December 31, 2013

	Classification by creditworthiness
	Not impaired				Provision for doubtful
	Assets not	Assets	Impaired	Total		Exposure
	past due	past due	assets	exposure	accounts	after provision
	(U.S. dollars in thousands)
Trade receivables	$583,608	$103,651	$55,465	$742,724	$(66,578)	$676,146
Notes receivables	16,013	—	—	16,013	—	16,013
Short-term deposits	11,938	—	—	11,938	—	11,938
Loan receivables	852	1,369	—	2,221	—	2,221
Derivative assets	9,865	—	—	9,865	—	9,865
Interest receivables	4	252	—	256	—	256
Other financial assets	1,923	—	—	1,923	—	1,923

Total	$624,203	$105,272	$55,465	$784,940	$(66,578)	$718,362

As of December 31, 2014

	Classification by creditworthiness
	Not impaired				Provision for doubtful
	Assets not	Assets	Impaired	Total		Exposure
	past due	past due	assets	exposure	accounts	after provision
	(U.S. dollars in thousands)
Trade receivables	$645,416	$48,861	$46,455	$740,732	$(52,527)	$688,205
Notes receivables	10,024	—	—	10,024	—	10,024
Short-term deposits	2,940	—	—	2,940	—	2,940
Loan receivables	2,199	387	—	2,586	—	2,586
Derivative assets	8,994	—	—	8,994	—	8,994
Interest receivables	204	82	—	286	—	286
Other financial assets	10,937	—	—	10,937	—	10,937

Total	$680,714	$49,330	$46,455	$776,499	$(52,527)	$723,972

Aging Analysis of Past Due but not Impaired Financial Assets

In this aging analysis, amounts of financial assets for which the payment is overdue or the payment has not been made since the contractual due dates are stated by length of overdue period from due dates to the end of the year. The financial assets below have collective impairment provisions set aside to cover estimated credit losses.

The ages of financial assets as of December 31, 2013 and 2014 that were past due, but not impaired, were as follows:

As of December 31, 2013

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$50,983	$16,985	$12,428	$23,255
Loan receivables	25	—	81	1,263
Interest receivables	—	—	—	252

Total	$51,008	$16,985	$12,509	$24,770

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$16,182	$10,560	$12,983	$9,136
Loan receivables	—	—	387	—
Interest receivables	—	—	82	—

Total	$16,182	$10,560	$13,452	$9,136

Liquidity Risk

1) Outline of Liquidity Risk

Liquidity risk arises from the difficulty in raising funds to meet payment obligations when they fall due. The Group’s primary liquidity risk arises from the future repayment of its debt.

2) Management of Liquidity Risk

Based on the Group’s internal regulations, the persons responsible for cash flow management consistently monitor the Group’s cash flow status, prepare and update the Group’s financial plans on a timely basis and ensure stable liquidity in order to manage liquidity risk.

3) Exposure to Liquidity Risk

The table below summarizes the maturity profile for the Group’s financial liabilities based on the contractual undiscounted payments.

As of December 31, 2013

	Amounts due
	1 year or less	From 1 to 5 years	From 5 to 10 years	Total
	(U.S. dollars in thousands)
Debt	$17,794	$46,097	$1,576,750	$1,640,641
Notes payable	9,475	—	—	9,475
Accounts payable	354,789	—	—	354,789
Interest payable	9,500	—	—	9,500
Derivative liabilities	8,504	73	—	8,577

Total	$400,062	$46,170	$1,576,750	$2,022,982

As of December 31, 2014

	Amounts due
	1 year or less	From 1 to 5 years	From 5 to 10 years	Total
	(U.S. dollars in thousands)
Debt	$22,647	$53,044	$1,732,999	$1,808,690
Notes payable	4,149	—	—	4,149
Accounts payable	308,977	—	—	308,977
Interest payable	6,684	—	—	6,684
Derivative liabilities	7,645	—	—	7,645

Total	$350,102	$53,044	$1,732,999	$2,136,145

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Market Risk

1) Outline of Market Risk

The Group’s activities are exposed mainly to risks associated with changes in economic environments and financial market environments. Risks associated with changes in financial market environments are specifically: 1) foreign currency exchange rate risk, and 2) interest rate risk.

Foreign currency exchange rate risk from financial instruments results from the translation at the closing rate of trade receivables, trade payables and other financial instruments denominated in foreign currencies into the functional currency of the respective subsidiaries.

Interest rate risk results from changes in prevailing market interest rates, which can cause a change in the interest payments of floating rate financial instruments.

2) Management of Market Risk

In order to reduce the foreign currency exchange rate risk arising from trade receivables, trade payables and other financial instruments denominated in foreign currencies, the Group enters into forward foreign exchange contracts and currency option contracts. The Group uses various methods for managing its market risk and has entered into interest rate swap contracts and interest cap contracts to reduce interest rate risk of debt.

In conducting and managing derivative transactions, the Group enters into derivative transactions in accordance with internal policies, which set authorization levels and limits on transaction volumes.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency exchange rates. The Group conducts transactions in a variety of currencies and is subject to the effects of exchange rate risks associated with business activities conducted in foreign currencies. In order to hedge the risks associated with business activities, such as the risk of changes in cash flows of foreign currency denominated trade receivables and payables, the Group enters into forward foreign exchange contracts, currency swap contracts to mitigate these risks associated with exchange rate fluctuations.

Sensitivity Analysis of Foreign Currency Exchange Rate Risk

The Group’s sales are denominated in various currencies, primarily U.S. dollars, Japanese Yen, Euro and Brazilian Real. Consequently, sales are impacted by the various currency movements when compared to the U.S. dollar. Operating income is generally negatively impacted by a stronger U.S. dollar as reductions in U.S. dollar-reported sales are not offset completely by costs denominated in local currencies, as a significant portion of the Group’s purchases are in U.S. dollars.

A 10% appreciation of the U.S. dollar against the Euro and Japanese Yen, after accounting for any currency hedges in place before tax effect adjustments, would have the following impact on income before tax and pre-tax equity.

	December 31, 2013		December 31, 2014
	(U.S. dollars in thousands)
Income (loss) before tax
Euro	$(415)		$(515)
Japanese Yen	(127,297	)(1)	(11,287)
Pre-tax equity
Euro	$—		$—
Japanese Yen	—		(127,425	)(1)

(1)	Subsequent to December 31, 2013, as part of a reorganization and refinancing of the Group’s debt in May 2013 as described in note 19, certain intercompany loans were designated as net investments as no repayment was planned in the foreseeable future and any future foreign currency impacts are recorded in other comprehensive income.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group, as a result of procuring debt at floating interest rates, is subject to the effects of changes in future cash flows of financial instruments caused by the fluctuation of market interest rates despite the Group interest rate swap contracts and other agreements to mitigate interest rate risks.

Sensitivity Analysis of Interest Rate Risk

In regards to financial instruments held by the Group as of the end of the fiscal year, the following table shows the amount affecting income before tax, as reported in the consolidated financial statements, in the case that the interest rate at that time increases or decreases by 1%. The Group calculated the impact of changing interest rates including calculating any potential offsetting amounts from relevant hedging instruments. Such analysis is based on the assumption that other factors remain constant.

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Income (loss) before tax
+1%	$(4,099)	$(6,879)
-1%	—	—

The interest rates on the First and Second Lien Term Loans have a minimum LIBOR rate of 1% and 1.25%, respectively. As of December 31, 2014, any declines in LIBOR would not reduce the amount of interest charged as LIBOR was below the respective minimum amounts.

3) Fair Value

The following tables show the carrying amounts and fair values of financial assets and liabilities by classes of financial instruments as of December 31, 2013 and 2014, respectively. The inputs used in the fair value measurement are categorized into three levels based upon the observability of the inputs in markets.

Definition of Each Level of Fair Value Hierarchy

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can assess at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3:	Unobservable inputs for the assets or liabilities.

Carrying amounts and fair value of financial instruments as of December 31, 2013

			Fair value hierarchy
	Carrying amount	Fair value	Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$1,526	$1,526	$—	$1,526	$—
Equity investments	14,886	14,886	1,026	29	13,831
Derivative assets	9,865	9,865	—	9,865	—
Long-term other financial assets	1,923	1,923	—	1,923	—

Total financial assets	$28,200	$28,200	$1,026	$13,343	$13,831

Long-term debt	$1,589,649	$1,589,649	$—	$1,589,649	$—
Derivative liabilities.	8,577	8,577	—	8,577	—
Other long-term financial liabilities	297	297	—	297	—

Total financial liabilities	$1,598,523	$1,598,523	$—	$1,598,523	$—

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carrying amounts and fair value of financial instruments as of December 31, 2014

			Fair value hierarchy
	Carrying amount	Fair value	Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$2,144	$2,144	$—	$2,144	$—
Equity investments	14,874	14,874	3,247	—	11,627
Derivative assets	8,994	8,994	—	8,994	—
Long-term other financial assets	7,012	7,012	—	7,012	—

Total financial assets	$33,024	$33,024	$3,247	$18,150	$11,627

Long-term debt	$1,752,715	$1,752,715	$—	$1,752,715	$—
Derivative liabilities	7,645	7,645	—	7,645	—
Other long-term financial liabilities	2,356	2,356	—	2,356	—

Total financial liabilities	$1,762,716	$1,762,716	$—	$1,762,716	$—

The carrying amounts of short-term financial instruments such as trade receivables, loan receivables and trade payables approximate the estimated fair values, and consequently are not included in the table above.

During the years ended December 31, 2013 and 2014, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of the Level 3 fair value measurement. Movements in equity investments within Level 3 were as follows:

	2013	2014
	(U.S. dollars in thousands)
January 1,	$14,285	$13,831
Purchases	—	148
Utilized and others	—	(1,962)
Gains or losses recognized in OCI	1,950	3,299
Foreign exchange translation	(2,404)	(3,689)

December 31,	$13,831	$11,627

Measurement of Fair Value

Assets

(1) Loan receivables

The fair value of long-term loans included in loan receivables is measured at the present value calculated by discounting each portion of receivables as sorted into certain periods, for the corresponding remaining maturity, using the interest rate with credit risk taken into consideration.

(2) Equity investments

The fair value of listed shares is measured on the basis of quoted prices at the end of year.

The fair value of investments in unlisted shares is estimated using discounted future cash flows method, price comparison method, based on the prices of similar type of stocks and other valuation methods. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these unlisted equity investments.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liabilities

(1) Debt

The fair value of debt is measured at present value calculated by discounting each future payment using the appropriate discount rate, which considers both the interest rate and the credit risk.

Derivative Assets and Liabilities

(1) Currency related derivatives

The fair value of currency related derivatives is mainly measured at the end of year based on the forward exchange rates.

(2) Interest rate related derivatives

The fair value of interest rate related derivatives is mainly measured at the present value calculated by discounting future cash flows by applying the appropriate rate at the end of each year.

4) Derivatives and Hedge Accounting

Derivative Assets and Liabilities

The fair value and notional amount of derivatives qualifying as cash flow hedges and derivatives not qualifying for hedge accounting were as follows:

Derivatives qualifying for hedge accounting

	December 31, 2013			December 31, 2014
		Fair value			Fair value
	Notional amount	Assets	Liabilities	Notional amount	Assets	Liabilities
	(U.S. dollars in thousands)
Cash flow hedges
Interest rate swap	$1,230,000	$5,655	$5,439	$1,140,000	$3,392	$4,817
Forwards	22,289	399	492	29,949	1,043	496
Cross currency swap	300,000	1,257	27	300,000	2,920	—

Total	$1,552,289	$7,311	$5,958	$1,469,949	$7,355	$5,313

Derivatives not qualifying for hedge accounting

	December 31, 2013			December 31, 2014
		Fair value			Fair value
	Notional amount	Assets	Liabilities	Notional amount	Assets	Liabilities
(U.S. dollars in thousands)
Forwards	$81,904	$2,554	$2,619	$66,284	$1,639	$2,332

Hedge Accounting

A cash flow hedge is a hedge of exposure to fluctuations in cash flows attributable to a particular risk associated with a recognized asset or liability, firm commitment or highly probable forecast transaction and could affect net income (loss). The Group designates interest rate swap contracts as hedging instruments to hedge the risk of fluctuations of cash flows relating to floating rate debt and designates forward exchange transactions as hedging instruments to hedge the risk of fluctuations of cash flows concerning firm commitments or highly probable forecast transactions in foreign currencies.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no significant amounts recognized in net income (loss) relating to the ineffective portion of hedges or portions excluded from the assessment of hedge effectiveness.

The maximum period of exposure to cash flow risk, where cash flow hedge accounting is applied, is within 33 months, and the loss on valuation of derivatives that is expected to be realized within 12 months from December 31, 2014 is approximately $2.3 million.

The amounts of cash flow hedges reclassified from Other Comprehensive Income into net gains (losses) included in “Financial Expense” in the Consolidated Income Statement were $(1.7) and $(4.6) million for the years ended December 31, 2013 and 2014.

Offsetting

As disclosed in the table below, the Group has financial assets and liabilities that are subject to enforceable master netting arrangements with the same counterparties. However, these financial assets and liabilities do not meet the criteria for offsetting financial assets and financial liabilities and are shown separately in the Consolidated Balance Sheet.

As of December 31, 2013

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$9,865	$(5,534)	$4,331
Derivative liabilities	8,577	(5,534)	3,043

As of December 31, 2014

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$8,994	$(4,512)	$4,482
Derivative liabilities	7,645	(4,512)	3,133

The set-off rights on financial instruments that do not generally meet some or all of the offsetting criteria for offsetting financial assets and financial liabilities become enforceable only under special circumstances, such as when the counterparty can no longer fulfil its obligations due to bankruptcy and other reasons.

5) Pledged Assets

The following assets were pledged as collateral for the Group’s obligations:

	December 31, 2013	December 31, 2014
	(U.S. dollars in thousands)
Cash and cash equivalents	$75,369	$33,302
Trade and other receivables	120,789	182,373
Inventories	43,024	61,984
Property, and plant and equipment	7,061	9,430
Product registration rights	303,457	254,518
Other intangible assets	3,060	2,745
Other non-current assets	1,802	2,202

Total	$554,562	$546,554

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

24. Business Combinations

On March 25, 2014, the Group acquired 100% of the Laboratoires Goëmar group (“Goëmar”), a global manufacturer and supplier of innovative nutrition for plants based in Saint Malo, France. The Group will combine the Goëmar product portfolio, which includes Physio ActivatorTM and Natural Defense technologies, with the Group’s related products expanding Goëmar’s distribution capabilities. The goodwill recognised does not give rise to any deduction for tax purposes.

The final fair value of the identifiable assets and liabilities at March 25, 2014 were as follows:

(U.S. dollars in thousands)	Fair Value
Cash and cash equivalents	$7,572
Trade receivables and other current assets	13,732
Deferred tax assets	1,188
Other non-current assets	6,571
Brand	29,190
Customer lists	19,965
Other intangible assets	5,381

Total assets	83,599

Deferred tax liabilities	(18,440)
Other liabilities	(16,556)

Total liabilities	(34,996)

Total net assets	$48,603

Goodwill arising on acquisition of Goëmar	$109,621

Transaction costs of $5.0 million include $2.3 million of debt issuance costs, which were offset against the carrying value of the debt, as described in note 19, and will be amortized over the life of the debt. The remaining transaction costs have been expensed and are included in selling, general and administrative expenses. Since the acquisition on March 25, 2014, revenue and net income of Goëmar included in the Group’s consolidated financial statements were $19.0 million and $1.7 million, respectively. If the Company had acquired Goëmar as of January 1, 2014, proforma consolidated revenues and proforma net loss for the year ended December 31, 2014 would have been $1,551.6 million and $18.9 million, respectively.

25. Subsequent Events

On October 20, 2014, the Company’s immediate parent company Nalozo entered into a share purchase agreement, as amended, pursuant to which Platform agreed to acquire the Group for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B convertible preferred stock of Platform issued to Nalozo, L.P., an affiliate of Nalozo. The Acquisition was subject to the satisfaction or waiver of certain closing conditions customary for a transaction of this type, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals of government authorities and antitrust authorities from certain non-U.S. jurisdictions. As the Company was acquired by a U.S. company, the share purchase agreement also provided that prior to the closing of the Acquisition, Nalozo would cause the Group to terminate all the business and operations of the Group in or directed to certain countries subject to sanctions by the United States.